Non-Employee Director Fee Schedule

Annual Board Retainer	$65,000 ($25,000 in the form of cash and $40,000 in the form of restricted stock vesting May 31, 2011.)

Lead Director Annual Retainer:	$10,000

Committee Chair Annual Retainer:
Audit	$10,000
Compensation	$ 5,000
Governance	$ 5,000
Loan	$ 5,000
Trust	$ 2,500
NAII	$ 1,000
CDC	$ 1,000
Foundation	$ 1,000

Meeting Fees:
Board	$ 1,500
Committee Chairs	$ 1,000
Committee Members	$ 1,000